Exhibit 99.1

NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY
February 25, 2015

Deltic Announces Preliminary Fourth Quarter and Year of 2014 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that the Company reported its second-best year of annual net income since it became a publicly traded company in 1997, surpassed only by the previously established record year of 2013. For the year of 2014, net income was $19.7 million, $1.56 a share, compared to $20.3 million for the year of 2013 before consideration of non-recurring gains that resulted from the acquisition of the remaining 50 percent ownership interest in the Del-Tin Fiber medium density fiberboard plant in April 2013 and an involuntary conversion of assets in the Company’s Manufacturing segment. Inclusive of these gains that totaled $5.9 million, net of income taxes, reported net income for the year of 2013 was $26.2 million, $2.06 a share. Net income for the fourth quarter of 2014 was $3.5 million, $.28 a share, compared to net income of $2.3 million, $.18 a share, for the fourth quarter of 2013. The improvement over the prior-year quarter was primarily due to increased residential lot sales activity combined with the benefit of decreased Corporate segment expense. Net cash provided by operating activities was $6.4 million for the fourth quarter of 2014, compared to $8.1 million for the same period a year ago. Cash provided by operating activities for the year of 2014 was $31.5 million, compared to $42.1 million for the year of 2013.

Commenting on the results, Mr. Dillon stated, “Deltic’s vertically integrated operating assets produced solid financial results for the year of 2014, as the Company’s performance essentially matched the record level of income reported for 2013. In addition, fourth quarter earnings were favorable to the same quarter a year ago, as we closed on the sale of 53 residential lots during the current-year quarter, evidence of continued demand for lots in our real estate developments. During the year, our Real Estate segment also achieved the first sale of commercial real estate acreage since 2011. In our Woodlands segment, we sustainably increased the volume of both pine sawtimber and pine pulpwood harvested from our well-stocked timberlands, with further increases planned for 2015 due to timberland acquisitions made during 2014. In our Manufacturing segment, we accomplished increased sales volume for both lumber and medium density fiberboard. With the earnings and cash flows generated by these operations, we had sufficient working capital available in 2014 to fund our $20.3 million capital program, repurchase $7.9 million of Deltic stock, pay dividends to our shareholders of $5.1 million, and repay $7 million of the debt outstanding under the Company’s revolving credit facility.”

The Woodlands segment reported operating income of $3.5 million for the fourth quarter of 2014, compared to $3.4 million for the same period a year ago. The pine sawtimber harvest during the fourth quarter of 2014 was 88,392 tons, which compares to 103,263 tons harvested in the prior-year period. The average pine sawtimber sales price in 2014’s fourth quarter was $26 per ton, an 18 percent improvement over the $22 per ton average sales price reported for the same period a year ago. The decrease in the pine sawtimber harvest volume was mainly due to timing. In the fourth quarter of 2014, the Company harvested 70,963 tons of pine pulpwood, compared to 65,634 tons harvested in 2013’s fourth quarter. The average per-ton sales price for pine pulpwood in 2014’s fourth quarter was $9 per ton, while the average per-ton sales price was $8 in the fourth quarter of the prior year. The increase in the pine pulpwood harvest was due to a combination of timing and mix of timber inventory growing on the tracts that were harvested in the respective periods. Oil and gas revenues, consisting of lease rentals and net royalties, were $1.5 million for the fourth quarter of 2014 versus $1.4 million in 2013’s fourth quarter. The increase was due to a higher average sales price and volume for natural gas produced in the fourth quarter of 2014. There were no sales of timberland in the fourth quarter of 2014 versus 53 acres sold at an average sales price of $2,900 per acre in the fourth quarter of 2013.

The Company’s Manufacturing segment reported operating income of $5.4 million for the fourth quarter of 2014 compared to $5.6 million for the same period of 2013. The decrease in operating income was primarily due to increased maintenance-related expenses at Del-Tin Fiber. The average lumber sales price, for the fourth quarter of 2014, of $364 per thousand board feet, was $9 per thousand board feet, or three percent, higher when compared to the average sales price of $355 per thousand board feet for lumber sold during the fourth quarter of 2013. The Company sold 68.9 million board feet of lumber in 2014’s fourth quarter compared to 65.4 million board feet of lumber sold in the same quarter of 2013.

The average sales price for MDF sold during the fourth quarter of 2014, of $580 per thousand square feet, was $10 per thousand square feet higher than the $570 per thousand square feet reported in the fourth quarter of 2013. The MDF sales volume in the fourth quarter of 2014 was 25.3 million square feet, a 12 percent increase from the 22.6 million square feet sold during the fourth quarter of 2013. The Company will continue to monitor changes in both lumber and MDF markets and manage the operating hours at all of its facilities in order to match production with market demand.

The Company’s Real Estate segment reported operating income of $1 million in the fourth quarter of 2014, compared to an operating loss of $.2 million for the same period of 2013. Residential lot sales in 2014’s fourth quarter totaled 53 lots, an increase of 38 lots when compared to 2013’s fourth quarter. During the current-year fourth quarter, Deltic closed on the sale of 19 lots that were offered for sale and placed under a sales contract during the third quarter in a new small-lot neighborhood near the Company’s Chenal Valley development. The average per-lot sales price in the fourth quarter of 2014 was $76,800, which compares to $82,300 per lot for 2013’s fourth quarter due to mix of lots sold. The Company had no commercial real estate acreage sales in the fourth quarter of either 2014 or 2013.

Corporate expense was $3.1 million for the fourth quarter of 2014, which compares to $4.2 million for the same period of 2013, due to lower general and administrative expenses. The decrease was primarily due to reduced employee incentive plan expenses. During the fourth quarter of 2014, interest expense was $1.6 million compared to $1.2 million in 2013’s fourth quarter, due to borrowings during the first half of 2014 to fund the acquisition of approximately 71,900 acres of well-stocked timberland near the Company’s Ola Mill. Deltic recorded income tax expense of $2 million for 2014’s fourth quarter, compared to $1.2 million for 2013’s fourth quarter. The increase was a result of higher pretax income combined with a slightly higher effective income tax rate in the current-year quarter.

Capital expenditures were $7.7 million in 2014’s fourth quarter and $20.3 million for the year of 2014. Capital expenditures for the corresponding periods of 2013 were $7.9 million and $24.7 million, respectively. There were no timberland acquisition expenditures in the fourth quarter of 2014 and $118.2 million for the year of 2014. For the corresponding periods of 2013, timberland acquisition expenditures totaled $.2 million and $8.9 million, respectively.

For the year of 2014, the pine sawtimber harvest level was 622,607 tons compared to 605,361 tons harvested in 2013, while the average pine sawtimber sales price increased nine percent to $24 per ton for 2014. The pine pulpwood harvest volume was 391,434 tons in 2014 compared to 340,083 tons in 2013, with no change in the average sales price from the prior year, at $8 per ton. Sales of non-strategic timberland for the year of 2014 totaled 472 acres with an average sales price of $2,300 per acre, while in 2013, the Company sold 1,677 acres with a per-acre sales price of $1,500. Oil and gas lease rental and net royalty income totaled $5.9 million in 2014 versus $5.1 million in 2013. The average lumber sales price was $383 per thousand board feet in 2014 compared to $384 per thousand board feet in 2013. Lumber sales volume increased 7.4 million board feet, from 261.1 million board feet in 2013 to 268.5 million board feet in 2014, as Deltic adjusted sawmill operating hours to meet the market demand for lumber. The average sales price for MDF was $578 per thousand square feet in 2013 compared to $581 per thousand square feet in 2014. MDF sales volume increased 4.2 million square feet, or four percent, from 107.7 million square feet in 2013 to 111.9 million square feet in 2014, as Del-Tin Fiber balanced production with demand. Residential lot sales for the year of 2014 totaled 98 lots at an average sales price of $84,200 per lot compared to 65 lots at $76,000 per lot for 2013. The Company sold 1.72 acres of commercial real estate for $500,900 per acre during 2014, while there were no commercial acreage sales in 2013.

Regarding the outlook for the first quarter and year of 2015, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 200,000 to 225,000 tons and 715,000 to 765,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales are estimated to be 65 to 75 million board feet for the first quarter of 2015 and 265 to 285 million board feet for the year of 2015. MDF sales volumes for the first quarter and year of 2015 are forecasted to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 2 to 5 lots and 75 to 100 lots for the first quarter and year of 2015, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 26, 2015, at 10:00 a.m. Central Time to discuss fourth quarter 2014 earnings. Interested parties may participate in the call by dialing 1-800-901-5241 and referencing participant passcode identification number 82134020. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 5, 2015, by dialing 1-888-286-8010 and referencing replay passcode identification number 27891871.

Summary financial data and operating statistics for the fourth quarter of 2014 and twelve months ended December 31, 2014 with comparisons to 2013 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$7.0	3.5	6.6	3.4
Manufacturing	44.5	5.4	41.4	5.6
Real Estate	6.0	1.0	2.8	(0.2)
Corporate	—	(3.1)	—	(4.2)
Eliminations	(2.4)	0.3	(2.4)	—

Total net sales/operating income	$55.1	7.1	48.4	4.6

	Twelve Months Ended December 31, 2014		Twelve Months Ended December 31, 2013
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$37.0	19.1	33.8	16.8
Manufacturing	189.6	31.5	168.0	38.5
Real Estate	16.3	1.1	11.7	(1.4)
Corporate	—	(17.4)	—	(18.0)
Eliminations	(15.5)	0.1	(13.8)	(0.2)

Total net sales/operating income	$227.4	34.4	199.7	35.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net sales	$55,070	48,372	227,355	199,702

Costs and expenses
Cost of sales	40,461	35,491	156,135	130,752
Depreciation, amortization, and cost of fee timber harvested	4,162	3,904	18,342	15,131
General and administrative expenses	3,374	4,452	18,482	19,037

Total costs and expenses	47,997	43,847	192,959	164,920

Gain on involuntary conversion of assets	—	—	—	881

Operating income	7,073	4,525	34,396	35,663

Equity in earnings of Del-Tin Fiber	—	—	—	1,084
Interest income	2	1	5	13
Interest and other debt expense, net of capitalized interest	(1,614)	(1,147)	(5,430)	(4,578)
Gain on bargain purchase	—	128	—	3,413
Other income/(expense)	3	(18)	284	3,229

Income before income taxes	5,464	3,489	29,255	38,824

Income tax expense	(1,985)	(1,152)	(9,593)	(12,632)

Net income	$3,479	2,337	19,662	26,192

Earnings per common share
Basic	$0.28	0.18	1.56	2.06
Assuming dilution	$0.28	0.18	1.55	2.05

Dividends per common share declared	$—	—	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.40	0.40

Weighted average common shares outstanding (thousands)
Basic	12,440	12,547	12,497	12,566
Assuming dilution	12,498	12,601	12,553	12,624

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,761	4,374
Trade accounts receivable, net of allowance	9,087	7,331
Inventories	11,494	12,439
Prepaid expenses and other current assets	5,964	3,155

Total current assets	29,306	27,299

Investment in real estate held for development and sale	56,139	57,953
Timber and timberlands - net	364,410	248,833
Property, plant, and equipment - net	74,164	75,259
Deferred charges and other assets	3,250	2,000

Total assets	$527,269	411,344

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$6,814	8,198
Accrued taxes other than income taxes	2,149	2,210
Income taxes payable	—	1,077
Deferred revenues and other accrued liabilities	7,223	10,330

Total current liabilities	16,186	21,815

Long-term debt	203,000	90,000
Deferred tax liabilities - net	1,102	7,514
Other noncurrent liabilities	39,340	25,743
Commitments and contingencies	—	—
Stockholders’ equity
Cumulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	86,575	84,796
Retained earnings	204,327	189,720
Treasury stock	(11,978)	(5,693)
Accumulated other comprehensive loss	(11,411)	(2,679)

Total stockholders’ equity	267,641	266,272

Total liabilities and stockholders’ equity	$527,269	411,344

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended December 31,
	2014	2013
Operating activities
Net income	$19,662	26,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	18,342	15,131
Stock-based compensation expense	3,238	2,797
Deferred income taxes	(1,253)	241
Real estate development capital expenditures	(3,625)	(3,982)
Real estate costs recovered upon sale	4,972	2,711
Timberland costs recovered upon sale	174	827
Equity in earnings of Del-Tin Fiber	—	(1,084)
Gain on previously held equity interest	—	(3,165)
Gain on bargain purchase	—	(3,413)
Net increase in liabilities for pension and other postretirement benefits	1,251	1,931
Decrease/(increase) in operating working capital other than cash and cash equivalents	(9,174)	5,883
Other - changes in assets and liabilities	(2,060)	(1,927)

Net cash provided by operating activities	31,527	42,142

Investing activities
Capital expenditures requiring cash, excluding real estate development	(15,969)	(19,396)
Timberland acquisition expenditures requiring cash	(118,203)	(8,919)
Business acquisition, net of cash acquired	—	(5,170)
Net change in purchased stumpage inventory	768	(1,486)
Advances to Del-Tin Fiber	—	(1,025)
Repayments from Del-Tin Fiber	—	781
Net change in funds held by trustee	—	7
Other - net	1,105	1,416

Net cash required by investing activities	(132,299)	(33,792)

Financing activities
Proceeds from borrowings	120,000	12,000
Repayments of notes payable and long-term debt	(7,000)	(14,000)
Treasury stock purchases	(7,866)	(2,224)
Common stock dividends paid	(5,055)	(5,080)
Proceeds from stock option exercises	253	760
Excess tax benefits from stock-based compensation expense	160	408
Other - net	(1,333)	(1,453)

Net cash provided/(required) by financing activities	99,159	(9,589)

Net decrease in cash and cash equivalents	(1,613)	(1,239)
Cash and cash equivalents at January 1	4,374	5,613

Cash and cash equivalents at December 31	$2,761	4,374

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2014	2013	2014	2013
Capital expenditures
Woodlands	$899	707	4,038	3,836
Manufacturing	4,275	4,015	12,311	16,532
Real Estate (includes development expenditures)	2,576	3,079	3,934	4,267
Corporate	9	4	49	14

Total capital expenditures	$7,759	7,805	20,332	24,649

Timberland acquisition expenditures	$47	228	118,203	8,919

Woodlands
Pine sawtimber harvested from fee lands - tons	88,392	103,263	622,607	605,361
Pine sawtimber price - per ton	$26	22	24	22

Pine pulpwood harvested from fee lands - tons	70,963	65,634	391,434	340,083
Pine pulpwood price - per ton	$9	8	8	8

Timberland sales - acres	—	53	472	1,677
Timberland sales price - per acre	$—	2,900	2,300	1,500

Manufacturing
Finished lumber sales - thousands of board feet	68,904	65,421	268,462	261,108
Finished lumber price - per thousand board feet	$364	355	383	384
Finished MDF sales - (3/4 inch basis) thousands of square feet*	25,314	22,611	111,945	107,698
Finished MDF price - (3/4 inch basis) per thousand square feet*	$580	570	581	578

Real Estate
Residential
Lots sold	53	15	98	65
Average sales price - per lot	$76,800	82,300	84,200	76,000

Commercial
Acres sold	—	—	1.72	—
Average sales price - per acre	$—	—	500,900	—

*	The year-to-date 2013 amounts are provided for comparison purposes only and are inclusive of sales for the first quarter of 2013 by the joint venture.